                                                                    Exhibit 99.1

[BANC ONE LETTERHEAD]


                                                                 NEWS RELEASE





                                             For further information contact:
                                                  Jay S. Gould (614) 248-0189
                                               John A. Russell (614) 248-5989


FOR RELEASE: April 21, 1998


                BANC ONE ANNOUNCES RECORD FIRST QUARTER EARNINGS
                      UP 36% BASED ON STRONG REVENUE GROWTH
                                   ----------

BANC ONE CORPORATION, Columbus, Ohio (NYSE:ONE) announced first quarter 1998 earnings of $517.6 million, or $.79 per share, both up a significant 36 percent from $381.9 million and $.58 per share in the first quarter of 1997. Exceptional growth in net income was fueled primarily by positive revenue growth across all lines of business. In addition, targeted loans grew a solid 12 percent on an annualized basis since the 1997 fourth quarter.

Return on average common equity increased to 20.8 percent from 18.9 percent in the fourth quarter 1997 with the return on average assets increasing to 1.84 percent from 1.67 percent. Both return on average common equity and return on average assets represented the highest levels in BANC ONE's history. In addition, the managed net interest margin widened by 27 basis points to 6.54 percent.

John B. McCoy, Chairman and Chief Executive Officer of BANC ONE CORPORATION, said, "We are extremely pleased with all aspects of our broad-based earnings performance for the first quarter. Results provide us with a solid start for the remainder of 1998. In addition, we expect to continue to generate a 13-15 percent increase in annual net income together with First Chicago NBD."

During the first quarter 1998, First USA continued its excellent performance and opened approximately 2 million new accounts. At the end of the first quarter, managed credit card assets totaled $39.6 billion and cardmembers totaled 40.1 million.

In portfolios where loan growth is being emphasized, first quarter managed credit card receivables climbed 15 percent,

                                     -more-

BANC ONE
page 2



consumer loans were up 15 percent, and commercial loans grew 9 percent over the year-ago quarter.

First quarter net interest income on a managed basis totaled $2.144 billion, up 12 percent from the prior-year quarter. This again reflected the positive impact of managed loan growth and the widened net interest margin.

Managed non-interest income totaled $785 million, up a strong 32 percent from the prior year quarter. Significant increases were posted in a number of fee-based businesses including a 72 percent increase in loan servicing income, a 45 percent increase in securities brokerage fees, a 16 percent increase in investment management and advisory activities, and an 11 percent increase in both service charges on deposit accounts and investment banking income.

Net charge-offs during the 1998 first quarter totaled $224 million and represented 1.09 percent of average loans, down from $290 million and 1.38 percent in the 1997 fourth quarter. Reflecting typical first quarter seasonality, net charge-offs on managed credit card loans increased to 5.98 percent during the 1998 first quarter from 5.37 percent in the 1997 fourth quarter.

BANC ONE has a pending affiliation with First Commerce Corporation, headquartered in New Orleans, Louisiana, which is expected to be completed during the second quarter of 1998.

BANC ONE's pending merger with First Chicago NBD, headquartered in Chicago, Illinois, is expected to be completed during the fourth quarter of 1998.


BANC ONE CORPORATION had managed total assets of $146.7 billion, total assets of $116.3 billion, and common equity of $10.4 billion at March 31, 1998. BANC ONE operates over 1,300 banking centers in 12 states. BANC ONE also owns several additional corporations that engage in a full range of financial services. Information about BANC ONE's financial results and its products and services can be accessed on the Internet at: http://www.bankone.com; through InvestQuest at: http://www.investquest.com; or through Fax-on-demand at: (614) 844-3860.

                                      ####

                                                For further information contact:
                                                   Jay S. Gould   (614) 248-0189
                                                   Holly Hobson   (614) 248-1280

                               1998 FIRST QUARTER
                 PERFORMANCE DISCUSSION AND FINANCIAL SUPPLEMENT

This discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties which may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, see the 1997 Form 10-K.

The term "earnings per share" used in this discussion refers to diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128) adopted in the 1997 fourth quarter.

Prior year earnings per share have been adjusted to reflect the 10 percent common stock dividend paid February 26, 1998. Additionally, on January 20, 1998 the Corporation called all the shares of BANC ONE's Series C Convertible Preferred stock for redemption on April 16, 1998.

                                   DISCUSSION

SUMMARY OF RESULTS - 1998 FIRST QUARTER

First quarter 1998 earnings were a record $517.6 million or $0.79 per share, both up 36 percent from the year-ago quarter results of $381.9 million or $0.58 per share. Compared with 1997 fourth quarter performance, 1998 first quarter earnings were up $42.8 million or $0.07 per share.

Performance highlights compared with the 1997 fourth quarter:

o    An increase in the return on average common equity to 20.8 percent from
     18.9 percent

o An increase in the return on average assets to 1.84 percent from 1.67 percent.

o Continued strong growth in targeted loans of 11.5 percent on an annualized basis.

o A 27 basis point increase in the managed net interest margin to 6.54 percent.

o    A $776 million increase in average noninterest bearing deposits.

o    Over 2 million new credit card accounts opened.

Key performance ratios are listed below in Table 1.

                        TABLE 1 - KEY PERFORMANCE RATIOS

                                                  1Q98    4Q97    1Q97
                                                  ----    ----    ----

        Return on average common equity         20.75%  18.93%  16.30%
        Return on average assets                 1.84    1.67    1.40
        Period end total equity to assets        9.00    8.95    8.61
        Period end tangible common equity
          to net assets                          7.84    7.84    7.83


"MANAGED" VS. "REPORTED" DISCUSSIONS

For funding and risk management purposes, loans are securitized, primarily in support of credit card activities. When securitized, the loans are removed from the balance sheet with related net revenue derived from these loans reclassified from net interest income and loan loss provision expense to the noninterest income loan servicing category. This complicates the understanding of underlying trends in "reported" net interest income, net interest margin, noninterest income, as well as the underlying growth rates of balance sheet "reported" loans and leases. Therefore, to better understand underlying trends, it is helpful to review selected results on a "managed" basis which adjusts "reported" data on loans and leases and loans held for sale by inclusion of data on "securitized" loans.

Accordingly, this quarter we have introduced a managed income statement into our financial supplement (refer to page 14) which better characterizes the underlying trends and performance. The following discussion of selected topics is on a "managed" basis. For a discussion of income statement categories most impacted by the differences between reported and managed presentations, refer to the "Selected 'As Reported' Discussion".

MANAGED NET INTEREST INCOME AND MARGIN

Managed taxable equivalent net interest income in the 1998 first quarter was $2,143.5 million, up 12 percent from the year-ago quarter, an $86.5 million increase from 1997 fourth quarter. The increase from the prior quarter reflected a $2.7 billion increase in average managed earning assets to $132.8 billion, primarily due to a strong $2.1 billion increase in average managed loans (See Table 3).

The managed net interest margin in the 1998 first quarter increased 27 basis points to 6.54 from 6.27 percent in the 1997 fourth quarter. Adjusting for the 11 basis point contribution from seasonal tax refund anticipation loans (RAL) the net interest margin was 6.43 percent. The managed net funds function, which represents the managed net interest margin less the managed provision for loan losses expressed as a percent of managed average earning assets, also expanded during the 1998 first quarter to 4.52 percent from 4.33 percent in the fourth quarter. Compared with the year-ago quarter, the managed net interest margin and managed net funds function increased 28 basis points and 23 basis points.

                 TABLE 2 - MANAGED NET INTEREST MARGIN ANALYSIS

                            1Q98  4Q97  Change   1Q97  Change
                            ----  ----  ------   ----  ------

    MANAGED
    -------
    Net interest margin     6.54% 6.27%  27 bp   6.26%  28 bp
    Net funds function      4.52  4.33   19      4.29   23

MANAGED LOAN GROWTH

Nontargeted Portfolios - Strategic decisions were made in late 1996 and early 1997 to limit the growth of commercial real estate loans and shrink the residential real estate portfolio because of concerns about deal structure and pricing. Reflecting these decisions, these two portfolios, which total $15 billion, declined at an annualized rate of 5 percent during the quarter and 7 percent from a year ago. This decrease included the sale of $1.4 billion of residential real estate loans during the 1998 first quarter. This sale is consistent with the strategic decision to shrink the residential real estate portfolio and is also linked with providing funding to replace branch deposits sold as part of the initiative to reconfigure our retail branch distribution network (see additional discussion in Managed Noninterest Income).

Targeted Portfolios - As shown in Table 3, other portfolios, namely non-real estate related commercial loans and leases, consumer loans, and credit card loans remain targeted for growth. During the 1998 first quarter, the average balances in these targeted portfolios increased at an 11.5 percent annualized rate.

Credit cards grew at an annualized rate of 9.6 percent during the 1998 first quarter reflecting typical slower first quarter growth and the impact of the nonrenewal of two private label contracts. Full-year 1998 growth rate expectations for managed credit cards remain well above first quarter performance. Compared with the year-ago quarter, average managed credit cards were up 15 percent including an over 17 percent increase in the VISA/MasterCard portfolio, which represents over 90 percent of total managed credit cards.

Consumer loans increased at a 14.3 percent annualized rate led by growth in home equity loans, student loans and auto leases. Non-real estate related commercial loans and leases grew at a 10.9 annualized rate percent.

                   TABLE 3 - MANAGED LOAN GROWTH ANALYSIS (1)

                                Annualized Loan Growth Rates (2)
                                --------------------------------
                             1Q98       1Q98    4Q97    3Q97    1Q98
                            Average      vs.    vs.      vs.     vs.
        ($ in billions)    Outstandings 4Q97    3Q97    2Q97    1Q97
        ---------------    -----------------    ----    ----    ----
        Wholesale            $ 25.2     10.9%    4.3%    3.1%    8.8%
        Consumer               35.4     14.3     9.9    14.0    14.8
        Credit card            40.0      9.6    16.4    26.6    14.9
                             ------
                  Targeted   $100.6     11.5    11.0    16.0    13.3
        Nontargeted            14.8     (5.3)  (10.6)   (4.6)   (6.8)
                             ------
                  Total      $115.4      9.3%    8.0%   12.9%   10.2%

(1) Managed represents the total of on-balance sheet loans, securitized loans, seller's interest and loans held for sale.
(2) Growth rates reflect a restatement of prior periods to conform with current period presentation; e.g. acquisitions, dispositions, loan purchases/sales, and reclassifications.

DEPOSITS AND BORROWINGS

Average noninterest bearing demand deposits increased $776 million from the 1997 fourth quarter, representing the fourth consecutive quarter of growth. Compared with the year-ago quarter, noninterest bearing demand deposits were up 19 percent. The resultant higher levels of free funding contributed to the expansion of the net interest margin.

MANAGED NONINTEREST INCOME

Managed noninterest income totaled $785.3 million in the 1998 first quarter, up $192.6 million or 32 percent from the year-ago quarter and $50.3 million from the fourth quarter. In conjunction with the strategic initiatives to shrink our residential real estate portfolio and reconfigure our retail branch distribution network noted above, two gains were recognized in the current quarter; a $33 million pretax gain on the sale of $1.4 billion in residential mortgage loans and a $35 million gain on sale of certain retail branches.

Compared with the year-ago quarter, and excluding the impact of these gains, managed noninterest income was up $125.4 million or 21 percent with increases reflected in a number of fee income categories. Contributing to the increase was a $72.2 million or 72 percent increase in loan servicing income reflecting the higher level of servicing assets and card activity, a $17.9 million or 11 percent increase in service charges on deposit accounts, an $11.7 million or 16 percent increase in investment management and advisory fees, and an $8.4 million or 45 percent increase in securities brokerage fees. These increases, added to increases in other categories spread over a number of fee income businesses, was partially offset by a $33.1 million decline in venture capital gains.

Compared with the 1997 fourth quarter, and again excluding the impact of the current quarter's gains, managed noninterest income was down $16.9 million. This decrease reflected a $37.0 million decrease in loan servicing income related to lower FASB 125 gains as no loans were securitized during the 1998 first quarter compared with $2.3 billion of securitizations in the fourth quarter. In addition, interchange income was down slightly reflecting seasonally lower charge volumes. These two negative impacts were partially offset by fee income increases in a number of activities.

MANAGED NONINTEREST EXPENSE

Managed noninterest expense totaled $1,493.0 million, up $182.0 million or 14 percent from the year-ago quarter, and up $11.6 million from the 1997 fourth quarter.

Compared with the year-ago quarter, the increase was spread over a number of categories and reflected a combination of factors including higher expenses in support of expanding and growing selected businesses, most notably credit cards and other consumer-related activities. Salaries and related costs were up $66.5 million or 12 percent, marketing and development was up $48.7 million or 37 percent, outside services and processing increased $21.4 million or 11 percent, communication and transportation expense were up $18.2 million or 19 percent, and net occupancy and equipment up $17.9 million or 22 percent.

Compared with the 1997 fourth quarter, managed noninterest expense was little changed, up only $11.6 million. This increase reflected a $42.6 million increase in marketing and development, primarily associated with credit card activities and an $18.2 million increase in salaries and related costs reflecting the typical higher payroll taxes associated with the beginning of a new calendar year. These increases were partially offset by decreases in an number of expense categories, most notably a $37.0 million decline in outside services and processing, a $12.7 million decline in depreciation expense, and a $6.3 million decrease in communication and transportation expense largely resulting from Project One and First USA expense synergies.

During the 1998 first quarter, Year 2000-related expenses totaled approximately $17 million, an amount equal to that spent for all of last year. All mission-critical applications remain targeted to be over 60 percent Year 2000 compliant by July and fully compliant by October of this year. All business-vital applications remain targeted to be fully compliant by October, as well.

MANAGED LOAN LOSS PROVISION EXPENSE

The managed provision for loan losses totaled $661.6 million in the 1998 first quarter, up from $603.6 million in the year-ago quarter and $636.2 million in the prior quarter. (See related Credit Quality discussion below.)

CREDIT QUALITY

Credit quality during the 1998 first quarter remained strong with most ratios below long-term historical averages or within targeted performance ranges.

                           TABLE 4 - NET CHARGE-OFFS

     ($ in millions)                         1Q98              4Q97
                                             ----              ----

     REPORTED                            Amount Percent   Amount  Percent
     --------                            ------ -------   ------  -------
     Commercial                          $(6.2) (0.07)%   $ 35.8   0.42 %
     Consumer (excluding credit card)     93.0   0.99       81.4   0.86
     Credit cards                        137.6   5.11      173.1   5.80
                                        ------            ------
          Total                         $224.4   1.09%    $290.3   1.38%

     MANAGED
     -------
     Credit cards                       $590.7  5.98%     $530.4   5.37 %
           Total                        $683.2  2.40%     $653.9   2.29 %

As shown in Table 4, net charge-offs for loans reported on the balance sheet totaled $224.4 million during the 1998 first quarter and represented an annualized 1.09 percent of average loans, down from $290.3 million and 1.38 percent in the prior quarter. This decline reflected both absolute and percentage decreases in commercial loan and on balance sheet credit card loans which were partially offset by a slight increase in consumer loan net charge-offs. The decrease in commercial net charge-offs between quarters related to the fourth quarter charge-off of three loans for which reserves had been established a number of quarters earlier.

Managed net charge-offs in the first quarter totaled $683.2 million and represented 2.40 percent of average managed loans, up from $653.9 million or
2.29 percent in the prior quarter. This increase reflected the seasonal increase in credit card-related net charge-offs which totaled $590.7 million and represented 5.98 percent of average related loans in the first quarter, up from $530.4 million or 5.37 percent in the 1997 fourth quarter. Compared with the 1997 fourth quarter credit card performance, and again influenced by typical first quarter seasonality, the 6-month lagged managed charge-off ratio increased to 6.37 percent from 5.99 percent, with the 12-month lagged net charge-off ratio increasing to 6.86 percent from 6.31 percent.

Total loans and leases delinquent 90 days or more at March 31, 1998 were $521.0 million and represented 0.63 percent of period-end loans and leases, down from $559.2 million or 0.66 percent at the end of the fourth quarter. Reflecting seasonal factors, the over 90 day delinquency rate on managed credit cards increased to 2.40 percent at March 31, 1998 from 2.29 percent at the end of the fourth quarter, but was comparable to the 2.39 percent level at the end of the prior-year quarter. The 30 day delinquency rate on managed credit cards decreased to 5.13 percent at March 31, 1998 from 5.16 percent at year-end, and was below the 5.21 percent level at the end of the year-ago quarter.

The March 31, 1998 allowance for loan losses represented 1.62 percent of period-end loans and leases, unchanged from December 31, 1997, and provided nonperforming loan coverage of 252 percent. Nonperforming assets at March 31, 1998 totaled $591.7 million and represented 0.72 percent of period-end loans and leases. This represented a $115.5 million increase from the end of the fourth quarter with $32 million relating to two specific commercial credits for which specific reserves had previously been established. The remaining increase was spread over a number of credits with no industry or geographic concentrations.

PROVISION FOR INCOME TAXES

The effective tax rate in the 1998 first quarter was 32.1 percent, down from the
33.7 percent effective tax rate for all of 1997 reflecting the implementation of proactive tax planning initiatives late last year.

CREDIT CARD BUSINESS HIGHLIGHTS

First USA continued to benefit from its strong emphasis on segmentation and value during the quarter. In the partnership area, First USA signed a number of noteworthy affiliations including the University of Washington, the American Institute of Certified Public Accountants, the Detroit Tigers, the San Diego Padres, and Internet service providers Yahoo, Geocities, and Excite. In addition, First USA recently introduced an innovative new line of customer-activated value cards. The generation of new credit card business during the 1998 first quarter remained very strong with 2.0 million new credit card accounts being opened, up 67 percent from the level in the year-ago quarter. At quarter end, cards members totaled 40.1 million down from 40.5 million at the end of last year end primarily reflecting the nonrenewal of two private label portfolios during the 1998 first quarter.

CAPITAL

Capital levels remained strong. The March 31, 1998 total equity to assets ratio was 9.00 percent, up slightly from December 31, 1997. The tangible common equity to tangible assets ratio remained unchanged at 7.84 percent.

                       SELECTED "AS REPORTED" DISCUSSION

REPORTED NET INTEREST INCOME AND MARGIN

Taxable equivalent net interest income in the 1998 first quarter was $1,332.9 million, basically unchanged from the fourth quarter reflecting increases in both average earning assets and reported net interest margin. Reported average earning assets in the 1998 first quarter increased $1.7 billion. Refer to Table 5 for reported net interest margin detail.

                TABLE 5 - REPORTED NET INTEREST MARGIN ANALYSIS

                             1Q98   4Q97   Change   1Q97   Change
                             ----   ----   ------   ----   ------

        REPORTED
        --------
        Net interest margin  5.36%  5.33%    3 bp   5.53%  (17) bp
        Net funds function   4.55   4.24    31      4.43    12

REPORTED NONINTEREST INCOME

Reported noninterest income totaled $1,137.1 million in the 1998 first quarter, up $329.9 million or 41 percent from the year-ago quarter and $41.8 million from the fourth quarter. Excluding the 1998 first quarter gains related to the sale of a mortgage loan portfolio and certain retail branches noted earlier, reported noninterest income was up $262.7 million or 33 percent from the year-ago quarter though down $25.4 million from the 1998 fourth quarter. Reported credit card servicing which was up $203.6 million from the year-ago quarter and down $66.0 million from the fourth quarter was the primary category impacting these comparisons.

The increase from the year-ago quarter in reported credit card servicing primarily reflected the beneficial impact of a growing securitization income stream related to the 39 percent increase in the level of average securitized credit card loans to $29.1 billion in the 1998 first quarter from $21.0 billion in the year-ago quarter. Negatively impacting comparisons with the 1997 fourth quarter were the previously mentioned lower current period securitization gains (there were no securitizations in the 1998 first quarter), as well as the seasonally negative impact of lower interchange income and higher net charge-offs. These negative impacts were partially offset by higher interest and fees earned on securitized credit cards.

BANC ONE CORPORATION AND SUBSIDIARIES

                                                                         QUARTERLY RESULTS
----------------------------------------------------------------------------------------------------------------
CONSOLIDATED KEY FINANCIAL HIGHLIGHTS
(millions, except per common                          March 31,        December 31,    March 31,     % Chg from
share amounts) (unaudited)                              1998               1997           1997       Prior Year
----------------------------------------------------------------------------------------------------------------
EARNINGS AND DIVIDENDS
Net income                                          $    517.6      $    474.8      $   381.9         35.5%
Net income/common share  - Basic                           .80             .74            .60         33.3%
                         - Diluted                         .79             .72            .58         36.2%
Dividends per common share                                 .38            .345           .345         10.1%

KEY PERFORMANCE RATIOS (1)
Return on average assets                                  1.84%           1.67%          1.40%
Return on average common equity                          20.75%          18.93%         16.30%
Return on average total equity                           20.57%          18.76%         16.11%
Net interest margin (TE) - Managed                        6.54%           6.27%          6.26%
Net funds function (TE) - Managed                         4.52%           4.33%          4.29%

CAPITAL
Tier I capital                                      $  9,366.0      $  8,700.5      $ 9,059.8          3.4%
Total qualifying capital                              14,534.8        13,409.3       12,957.3         12.2%
Total risk adjusted assets                           107,123.3       102,310.6       96,077.8         11.5%
Tier I capital ratio                                      8.74%           8.50%          9.43%
Total risk adjusted capital ratio                        13.57%          13.11%         13.45%
Leverage ratio                                            8.26%           7.91%          8.27%
Average total equity to average assets                    8.92%           8.93%          8.68%
Tangible common equity to net
assets                                                    7.84%           7.84%          7.83%

INTANGIBLES - PERIOD END
Goodwill                                            $    724.6      $    741.8      $   500.1         44.9%
Other intangibles                                        629.2           512.2          243.2        158.7%
                                                    ----------      ----------      ---------
Total intangibles                                   $  1,353.8      $  1,254.0      $   743.3         82.1%

COMMON STOCK DATA
Book value per common share (2)                     $    16.10      $    15.89      $   16.74         (3.8%)
Price per common share:
   High                                             $    63.94      $    54.37      $   44.77
   Low                                                   44.66           43.01          35.80
   Close                                                 63.25           49.37          36.14         75.0%

(1) Annualized

(2) March 31, 1997 not restated for 10% stock dividend paid February 26, 1998.

(TE) Taxable equivalent
--------------------------------------------------------------------------------

BANC ONE CORPORATION AND SUBSIDIARIES

                                                QUARTERLY RESULTS
                                                Three Months Ended
-----------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME       March 31,   December 31,     March 31,   %Chg from
(millions, except per common             1998          1997           1997     Prior Year
 share amounts) (unaudited)
-----------------------------------------------------------------------------------------
INTEREST INCOME                        $2,301.0      $2,312.1        $2,324.1     (1.0%)
INTEREST EXPENSE                          980.1         993.3           966.3      1.4%
                                       --------      --------        --------
   NET INTEREST INCOME                  1,320.9       1,318.8         1,357.8     (2.7%)

PROVISION FOR CREDIT LOSSES               202.8         272.6           271.9    (25.4%)
                                       --------      --------        --------
   Net interest income after provision
       for credit losses                1,118.1       1,046.2         1,085.9      3.0%

NONINTEREST INCOME
Investment management and
  advisory activities                      85.9          82.3            74.2     15.8%
Service charges on deposit accounts       183.9         184.3           166.0     10.8%

Loan servicing income:
   Credit card                            491.6         557.6           288.0     70.7%
   Other                                   33.0          12.5            27.1     21.8%
                                       --------      --------        --------
      Total loan servicing income         524.6         570.1           315.1     66.5%

Securities gains                           23.0          13.9            15.2     51.3%

Other income:
   Insurance                               42.4          35.9            41.8      1.4%
   Securities brokerage                    27.2          24.5            18.8     44.7%
   Investment banking                      10.3          14.2             9.3     10.8%
   Venture gains/(losses)                  14.1          (2.5)           47.2    (70.1%)
   Other                                  225.7         172.6           119.6     88.7%
                                       --------      --------        --------
      Total other income                  319.7         244.7           236.7     35.1%
                                       --------      --------        --------
         Total noninterest income       1,137.1       1,095.3           807.2     40.9%

NONINTEREST EXPENSE
Salaries and related costs                634.2         616.0           567.7     11.7%
Net occupancy and equipment expense        99.3          94.8            81.4     22.0%
Depreciation                               85.7          98.4            78.8      8.8%
Amortization of intangibles                24.6          26.4            29.8    (17.4%)
Outside services and processing           212.9         249.9           191.5     11.2%
Marketing and development                 178.7         136.1           130.0     37.5%
Communication and transportation          112.6         118.9            94.4     19.3%
Other                                     145.0         139.8           135.4      7.1%
                                       --------      --------        --------
         Total noninterest expense      1,493.0       1,480.3         1,309.0     14.1%
                                       --------      --------        --------

INCOME BEFORE INCOME TAXES                762.2         661.2           584.1     30.5%
Provision for income taxes                244.6         186.4           202.2     21.0%
                                       --------      --------        --------
NET INCOME                             $  517.6      $  474.8        $  381.9     35.5%
                                       ========      ========        ========

Net income per common share  - Basic   $    .80      $    .74        $    .60     33.3%
                             - Diluted      .79           .72             .58     36.2%
Common shares outstanding
              - period end (1)(2)         643.8         644.5           563.7     14.2%
Weighted average common shares
  outstanding
                            - Basic       643.1         644.5           622.6      3.3%
                            - Diluted     655.5         658.6           655.6      (.0%)

(1) Net of 3.7, 1.4, and 13.9 million Treasury shares as of March 31, 1998, December 31, 1997, and March 31, 1997, respectively.
(2) March 31, 1997 amounts not restated for 10% stock dividend paid February
    26, 1998.
--------------------------------------------------------------------------------

BANC ONE CORPORATION AND SUBSIDIARIES

                                                            FOR THE QUARTER ENDING:
                                           ---------------------------------------------------------
CONSOLIDATED BALANCE SHEET                   March 31,     December 31,     March 31,    % Chg from
(millions, except per common                   1998            1997            1997      Prior Year
share amounts) (unaudited)
----------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                     $  6,880.4     $  7,727.4      $  5,435.1       26.6%
Short-term investments                         1,274.8          838.3           618.5      106.1%
Loans held for sale                            2,064.9        2,362.0         2,369.0      (12.8%)
SECURITIES:
   Securities held to maturity                   711.3          785.3         4,407.7      (83.9%)
   Securities available for sale              18,185.3       14,467.9        14,098.0       29.0%
                                            ----------     ----------      ----------
      Total securities                        18,896.6       15,253.2        18,505.7        2.1%

LOANS AND LEASES:
   Managed                                   112,785.9      113,186.8       102,475.5       10.1%
   Securitized                               (32,511.2)     (31,134.0)      (23,424.5)      38.8%
                                            ----------     ----------      ----------
      Total loans and leases -
      reported                                80,274.7       82,052.8        79,051.0        1.5%

Allowance for credit losses                   (1,304.3)      (1,325.9)       (1,222.4)       6.7%
                                            ----------     ----------      ----------
      Net loans and leases                    78,970.4       80,726.9        77,828.6        1.5%

Other assets:
  Bank premises and equipment, net             1,891.2        1,882.2         1,807.7        4.6%
  Interest earned, not collected                 865.1          821.3           756.1       14.4%
  Other real estate owned                         74.4           66.6            59.6       24.8%
  Excess of cost over net
   assets of affiliates purchased                724.6          741.8           500.1       44.9%
  Other                                        4,678.5        5,481.6         3,956.6       18.2%
                                            ----------     ----------      ----------
   Total other assets                          8,233.8        8,993.5         7,080.1       16.3%
                                            ----------     ----------      ----------
   Total assets                             $116,320.9     $115,901.3      $111,837.0        4.0%
                                            ==========     ==========      ==========

LIABILITIES
DEPOSITS:
   Non-interest bearing                     $ 18,880.1     $ 18,444.2      $ 15,853.6       19.1%
   Interest bearing                           59,036.2       58,970.1        58,089.2        1.6%
                                            ----------     ----------      ----------
      Total deposits                          77,916.3       77,414.3        73,942.8        5.4%

Federal funds purchased and
 repurchase agreements                         9,265.1       10,708.2        12,375.9      (25.1%)
Other short-term borrowings                    3,619.9        3,095.7         5,618.8      (35.6%)
Long-term borrowings                          11,591.2       11,066.4         7,571.0       53.1%
Accrued interest payable                         467.7          489.7           442.6        5.7%
Other liabilities                              2,994.9        2,751.0         2,251.6       33.0%
                                            ----------     ----------      ----------
      Total liabilities                      105,855.1      105,525.3       102,202.7        3.6%
                                            ----------     ----------      ----------

STOCKHOLDERS' EQUITY
Preferred stock                                   99.6          135.4           195.6      (49.1%)
Preferred stock of pooled
 affiliate (1)                                      --             --             0.1     (100.0%)
Common stock                                   3,237.9        3,229.8         2,888.0       12.1%
Capital in excess of aggregate
  stated value of common                       6,690.0        6,718.7         4,365.2       53.3%
Retained earnings                                509.5          239.8         2,833.9      (82.0%)
Change related to nonowner
  transactions                                   123.9          121.0           (77.5)     259.9%
Treasury stock                                  (195.1)         (68.7)         (571.0)     (65.8%)
                                            ----------     ----------      ----------
   Total stockholders' equity                 10,465.8       10,376.0         9,634.3        8.6%
                                            ----------     ----------      ----------
   Total liabilities and
   stockholders' equity                     $116,320.9     $115,901.3      $111,837.0        4.0%
                                            ==========     ==========      ==========

(1) 5,750,000 shares issued and outstanding at March 31, 1997.
--------------------------------------------------------------------------------

BANC ONE CORPORATION AND SUBSIDIARIES

                                                            QUARTERLY AVERAGE BALANCE SHEET, YIELDS, & RATES (1) (2)
                                         --------------------------------------------------------------------------------
                                                  FIRST QUARTER 1998                           FOURTH QUARTER 1997
                                         ----------------------------------            ----------------------------------
QUARTERLY AVERAGE BALANCE SHEET          Average        Income/      Yield/            Average        Income/      Yield/
(millions) (unaudited)                   Balance        Expense       Rate             Balance        Expense       Rate
-------------------------------------------------------------------------------------------------------------------------
Short-term investments                   $    786.6     $   10.4       5.36%           $ 1,151.3      $  16.2        5.58%
Loans held for sale                         2,471.5         83.4      13.69%               460.1          8.8        7.59%
SECURITIES: (4) (5)
   Taxable                                 14,950.2        245.8       6.67%             12,954.9        216.7       6.64%
   Tax exempt                               1,270.3         25.3       8.08%              1,340.4         26.2       7.75%
                                         ----------     --------                       ----------     --------
Total securities                           16,220.5        271.1       6.78%             14,295.3        242.9       6.74%
LOANS AND LEASES: (3)
   Commercial                              22,416.7        453.3       8.20%             21,945.5        457.9       8.28%
   Real estate - commercial                 5,594.6        125.8       9.12%              5,681.5        129.7       9.06%
   Real estate - construction               3,863.1         92.1       9.67%              3,936.3         96.2       9.70%
   Leases, net                              2,758.4         50.5       7.42%              2,582.5         44.3       6.81%
   Home Equity                              9,625.9        228.6       9.63%              9,245.0        223.5       9.59%
   Real estate - residential                7,158.8        163.7       9.27%              7,271.3        172.6       9.42%
   Indirect consumer loans                  7,763.0        178.8       9.34%              8,313.0        197.5       9.43%
   Auto lease                               6,980.4        172.2      10.00%              6,576.8        148.6       8.96%
   Student loans                            2,027.6         37.5       7.50%              1,746.6         33.0       7.50%
   Other                                    4,107.4        147.7      14.58%              4,064.0        114.3      11.16%
   Credit card                              9,052.2        297.9      13.35%             11,831.3        439.8      14.75%
                                         ----------     --------                       ----------     --------
TOTAL NET LOANS AND LEASES                 81,348.1      1,948.1       9.71%             83,193.8      2,057.4       9.81%

TOTAL EARNING ASSETS                      100,826.7      2,313.0       9.30%             99,100.5      2,325.3       9.31%
Allowance for credit losses                (1,277.6)                                     (1,310.1)
Other assets                               14,773.9                                      14,709.4
                                         ----------                                    ----------
TOTAL ASSETS                             $114,323.0                                    $112,499.8
                                         ==========                                    ==========
DEPOSITS:
Non-interest bearing demand              $ 17,368.0                                    $ 16,592.3
Interest bearing demand                     1,484.9     $    5.4       1.47%              1,509.3     $    5.6       1.47%
Money market and savings                   33,391.2        305.7       3.71%             32,437.6        293.2       3.59%
   TIME DEPOSITS:
      CD's less than $100,000              16,771.1        220.0       5.32%             17,474.1        237.5       5.39%
      CD'S $100,000 AND OVER:
         Domestic                           4,630.1         63.1       5.53%              5,028.1         69.7       5.50%
         Foreign                            2,681.7         36.2       5.47%              2,363.6         32.4       5.44%
                                         ----------     --------                       ----------     --------
TOTAL DEPOSITS                             76,327.0        630.4       3.35%             75,405.0        638.4       3.36%
BORROWED FUNDS:
   Short-term                              13,121.7        176.9       5.47%             12,396.4        182.4       5.84%
   Long-term                               11,171.3        172.8       6.27%             11,334.9        172.5       6.04%
                                         ----------     --------                       ----------     --------
TOTAL BORROWED FUNDS                       24,293.0        349.7       5.84%             23,731.3        354.9       5.93%

Total interest bearing liabilities         83,252.0     $  980.1       4.77%             82,544.0     $  993.3       4.77%
Other liabilities                           3,500.2                                       3,319.8
Preferred stock                               126.7                                         142.7
Common equity (6)                          10,076.1                                       9,901.0
                                         ----------                                    ----------
TOTAL LIABILITIES AND EQUITY             $114,323.0                                    $112,499.8
                                         ==========                                    ==========
(1) Fully taxable equivalent basis
(2) Certain prior period amounts have been reclassified for comparison purposes
(3) Nonaccrual loans are included in loan balances
(4) Average securities balances are based on amortized historical cost, excluding SFAS 115 adjustments to fair value, which are included in other assets
(5) Fair value of total securities at March 31, 1998, approximates $18,908
(6) Net unrealized holding gains (losses) on securities available for sale, net of tax

                                         $    115.1                                    $    104.0
                                         ==========                                    ==========


                               QUARTERLY AVERAGE BALANCE SHEET, YIELDS, & RATES (1) (2)
                                                 FIRST QUARTER 1997
                               --------------------------------------------------------
 QUARTERLY AVERAGE BALANCE SHEET          Average        Income/      Yield/
 (millions) (unaudited)                   Balance        Expense       Rate
---------------------------------------------------------------------------------------
 Short-term investments                   $    844.8     $   11.2       5.38%
 Loans held for sale                         1,420.6         44.2      12.62%
 SECURITIES: (4) (5)
    Taxable                                 17,244.3        277.2       6.52%
    Tax exempt                               1,574.4         31.9       8.22%
                                           ---------      -------
 Total securities                           18,818.7        309.1       6.66%
 LOANS AND LEASES: (3)
    Commercial                              20,150.2        411.9       8.29%
    Real estate - commercial                 6,195.7        136.4       8.93%
    Real estate - construction               3,770.5         90.0       9.68%
    Leases, net                              2,312.6         40.9       7.17%
    Home Equity                              7,495.3        180.9       9.79%
    Real estate - residential                6,592.7        149.2       9.18%
    Indirect consumer loans                  9,198.7        204.6       9.02%
    Auto lease                               4,752.5        100.6       8.58%
    Student loans                            2,031.7         38.0       7.59%
    Other                                    4,114.7        143.9      14.18%
    Credit card                             12,906.5        477.0      14.99%
                                           ---------      -------
 TOTAL NET LOANS AND LEASES                 79,521.1      1,973.4      10.06%

 TOTAL EARNING ASSETS                      100,605.2      2,337.9       9.42%
 Allowance for credit losses                (1,199.0)
 Other assets                               11,355.8
                                          ----------
 TOTAL ASSETS                             $110,762.0
                                          ==========
 DEPOSITS:

 Non-interest bearing demand              $ 14,588.5

 Interest bearing demand                     1,920.1     $    7.5       1.58%
 Money market and savings                   30,075.1        252.6       3.41%
    TIME DEPOSITS:

       CD's less than $100,000              18,140.5        247.1       5.52%
       CD'S $100,000 AND OVER:
          Domestic                           6,023.3         81.4       5.48%
          Foreign                            2,591.8         34.5       5.40%
                                          ----------     --------
 TOTAL DEPOSITS                             73,339.3        623.1       3.45%
 BORROWED FUNDS:
    Short-term                              18,030.4        231.9       5.22%
    Long-term                                6,994.2        111.3       6.45%
                                          ----------     --------
 TOTAL BORROWED FUNDS                       25,024.6        343.2       5.56%

 Total interest bearing liabilities         83,775.4       $966.3       4.68%
 Other liabilities                           2,781.3
 Preferred stock                               201.0
 Common equity (6)                           9,415.8
                                          ----------
 TOTAL LIABILITIES AND EQUITY             $110,762.0
                                          ==========
 (1)  Fully taxable equivalent basis

 (2) Certain prior period amounts have been reclassified for comparison purposes

 (3)  Nonaccrual loans are included in loan balances

 (4) Average securities balances are based on amortized historical cost, excluding SFAS 115 adjustments to fair value, which are included in other assets

 (5)  Fair value of total securities at March 31, 1998, approximates $18,908

 (6) Net unrealized holding gains (losses) on securities available for sale, net of tax

                                          $     (1.3)
                                          ==========

 BANC ONE CORPORATION AND SUBSIDIARIES

                                                                    THREE MONTHS ENDED
                                                --------------------------------------------------------------------
                                                March 31,    December 31,    September 30,     June 30,    March 31,
 CONSOLIDATED CREDIT QUALITY                       1998          1997             1997           1997        1997
--------------------------------------------------------------------------------------------------------------------
 Allowance for credit losses - period end      $1,304.3       $1,325.9         $1,343.6         $1,362.2    $1,222.4

 Nonperforming assets - period end:
    Nonaccrual                                 $  516.6       $  408.8         $  427.0         $  395.4    $  371.9
    Renegotiated                                    0.7            0.8              0.9              1.0         2.3
    Other real estate owned                        74.4           66.6             57.1             53.7        59.6
                                               --------       --------         --------         --------    --------
    Total nonperforming assets                 $  591.7       $  476.2         $  485.0         $  450.1    $  433.8

 Loans delinquent 90 days or more              $  521.0       $  559.2         $  640.8         $  494.2    $  516.3

 Gross charge-offs                             $  318.2       $  361.3         $  363.4         $  365.1    $  332.7
 Recoveries                                        93.8           71.0             74.0             71.3        85.4
                                               --------       --------         --------         --------    --------
    Net charge-offs                               224.4          290.3            289.4            293.8       247.3

 Allowance to ending loans and leases              1.62%          1.62%            1.62%            1.62%       1.55%
 Allowance to nonperforming loans and leases     252.14%        323.71%          314.00%          343.64%     326.68%
 Nonperforming assets to ending loans and
 leases(2)                                          .72%           .56%             .58%             .53%        .53%
 90 days delinquent to ending loans and
 leases(2)                                          .63%           .66%             .77%             .58%        .63%
 Net charge-offs to average loans and
 leases(1)(2)                                      1.09%          1.38%            1.34%            1.42%       1.24%

    (1) Annualized
    (2) Includes loans held for sale
--------------------------------------------------------------------------------

BANC ONE CORPORATION AND SUBSIDIARIES

                                                    QUARTERLY RESULTS
---------------------------------------------------------------------------------------------------
MANAGED INCOME STATEMENT
STATISTICS (1)                      March 31,   December 31,   September 30,   June 30,   March 31,
(millions) (unaudited)                1998          1997            1997         1997       1997
---------------------------------------------------------------------------------------------------
REPORTED:
------------------------------
 Net interest income--
  fully taxable equivalent       $  1,332.9    $  1,332.0      $  1,376.2   $   1,366.2  $  1,371.6
 Provision for credit losses          202.8         272.6           270.8         395.8       271.9
                                 ----------    ----------      ----------   -----------  ----------
 Net interest income after
  provision for credit losses       1,130.1       1,059.4         1,105.4        970.4      1,099.7
 Noninterest income:

    Loan servicing income             524.6         570.1           540.6        376.4        315.1
    Other                             612.5         525.2           562.3        454.1        492.1
                                 ----------    ----------      ----------   -----------  ----------
     Total noninterest income       1,137.1       1,095.3         1,102.9        830.5        807.2
 Noninterest expense                1,493.0       1,480.3         1,535.3      1,724.2      1,309.0
 Taxable equivalent adjustment         12.0          13.2            12.9         13.8         13.8
                                 ----------    ----------      ----------   -----------  ----------
 Income before income taxes           762.2         661.2           660.1         62.9        584.1
                                 ==========    ==========      ==========   ===========  ==========
SECURITIZED:
------------------------------
 Net interest income--
  fully taxable equivalent            810.6         725.0           668.6        584.1        548.2
 Provision for credit losses          458.8         363.6           346.8        338.6        331.7
                                 ----------    ----------      ----------   -----------  ----------
 Net interest income after
  provision for credit losses         351.8         361.4           321.8        245.5        216.5
 Noninterest income:

    Loan servicing income            (351.8)       (360.3)         (319.5)      (243.6)      (214.5)
    Other                                --            --              --           --           --
                                 ----------    ----------      ----------   -----------  ----------
     Total noninterest income        (351.8)       (360.3)         (319.5       (243.6)      (214.5)

 Noninterest expense                     --           1.1             2.3          1.9          2.0
 Taxable equivalent adjustment           --            --              --           --           --
 Income before income taxes              --            --              --           --           --
                                 ==========    ==========      ==========   ===========  ==========
MANAGED:
------------------------------
 Net interest income--
  fully taxable equivalent          2,143.5       2,057.0         2,044.8      1,950.3      1,919.8
 Provision for credit losses          661.6         636.2           617.6        734.4        603.6
                                 ----------    ----------      ----------   -----------  ----------
 Net interest income after
  provision for credit losses       1,481.9       1,420.8         1,427.2      1,215.9      1,316.2
 Noninterest income:

    Loan servicing income             172.8         209.8           221.1        132.8        100.6
    Other                             612.5         525.2           562.3        454.1        492.1
                                 ----------    ----------      ----------   -----------  ----------
     Total noninterest income         785.3         735.0           783.4        586.9        592.7
 Noninterest expense                1,493.0       1,481.4         1,537.6      1,726.1      1,311.0
 Taxable equivalent adjustment         12.0          13.2            12.9         13.8         13.8
                                 ----------    ----------      ----------   -----------  ----------
 Income before income taxes      $    762.2    $    661.2      $    660.1   $     62.9   $    584.1
                                 ==========    ==========      ==========   ===========  ==========
MANAGED BALANCE SHEET AND
OTHER STATISTICS:
 Total average loans (2)          115,394.7     113,306.6       111,359.9    106,720.1    103,972.0
 Total average earning assets     132,825.7     130,173.1       128,792.9    126,439.6    124,393.0
 Earning asset yield                  10.95%        10.70%          10.68%       10.55%       10.53%
 Cost of interest bearing
  liabilities                          5.13%         5.15%           5.11%        5.09%        4.97%
 Net interest margin                   6.54%         6.27%           6.30%        6.19%        6.26%
 Net funds function                    4.52%         4.33%           4.40%        4.27%        4.29%
 Net charge-offs to average
  total loans                          2.40%         2.29%           2.27%        2.38%        2.26%

 (1) Results for second quarter 1997 include the effect of a $467.4 million pre-tax restructuring and merger related charge

 (2) Includes loans held for sale
--------------------------------------------------------------------------------

BANC ONE CORPORATION AND SUBSIDIARIES

                                                     MARCH 31, 1998                                GROWTH (3)
----------------------------------------------------------------------------------------------------------------
MANAGED LOAN GROWTH ANALYSIS (1) (2)
                                           Balance Sheet                                             1Q98 vs.
                                   ----------------------------                      Total       ---------------
(millions) (unaudited)                Reported    Held for Sale      Securitized    Managed       4Q97      1Q97
----------------------------------------------------------------------------------------------------------------
     PERIOD END BALANCES

WHOLESALE
   Commercial loans                    $22,816.9     $   --         $      --     $ 22,816.9       6.70%     6.59%
   Real Estate - commercial              5,644.1         --                --        5,644.1       3.09     (7.41)
   Real Estate - construction            3,952.6         --                --        3,952.6      15.39     (1.77)
   Leases                                2,801.9         --                --        2,801.9       5.07     20.01
                                       ---------   --------         ---------     ----------
     TOTAL WHOLESALE                    35,215.5         --                --       35,215.5       6.94      4.00

CONSUMER
   Real estate - residential             5,875.2      828.9                --        6,704.1       6.75     13.09
   Home equity                           9,775.6         --             158.8        9,934.4      11.68     21.97
   Indirect consumer loans               7,866.0         --           1,435.8        9,301.8      (1.22)    (6.85)
   Auto lease                            7,276.2         --                --        7,276.2      31.71     39.32
   Student loans                         2,006.3         --             715.5        2,721.8      45.77      5.84
   Other consumer                        4,000.5         --              90.8        4,091.3        .01      8.42
                                       ---------   --------         ---------     ----------
     TOTAL CONSUMER                     36,799.8      828.9           2,400.9       40,029.6      12.14     12.36
   Credit cards                          8,259.4    1,236.0          30,110.3       39,605.7      (8.47)    14.42
                                       ---------   --------         ---------     ----------
     TOTAL LOANS AND LEASES            $80,274.7   $2,064.9         $32,511.2     $114,850.8       3.24     10.32
                                       =========   ========         =========     ==========

      AVERAGE BALANCES                      THREE MONTHS ENDED MARCH 31, 1998                  GROWTH (3)
                                       --------------------------------------------------------------------------
WHOLESALE
   Commercial loans                    $22,416.7   $     --         $      --     $ 22,416.7       8.71%     7.64%
   Real estate - commercial              5,594.6         --                --        5,594.6      (6.20)   (11.54)
   Real estate - construction            3,863.1         --                --        3,863.1      (7.54)     (.22)
   Leases                                2,758.4         --                --        2,758.4      27.62     19.28
                                       ---------   --------         ---------     ----------
     TOTAL WHOLESALE                    34,632.8         --                --       34,632.8       5.78      3.89

CONSUMER
   Real estate - residential             7,158.8      598.8                --        7,757.6       6.27      9.57
   Home equity                           9,625.9         --             165.0        9,790.9      15.98     22.01
   Indirect consumer loans               7,763.0         --           1,477.2        9,240.2      (4.94)    (8.66)
   Auto lease                            6,980.4         --                --        6,980.4      24.89     46.88
   Student loans                         2,027.6         --             730.5        2,758.1      59.16      1.97
   Other consumer                        4,107.4         --              99.0        4,206.4       4.72      9.64
     TOTAL CONSUMER                     37,663.1      598.8           2,471.7       40,733.6      12.08     11.55
   Credit cards                          9,052.2    1,872.7          29,103.4       40,028.3       9.55     14.90
                                       ---------   --------         ---------     ----------
     TOTAL LOANS AND LEASES            $81,348.1   $2,471.5         $31,575.1     $115,394.7       9.30     10.23
                                       =========   ========         =========     ==========

(1) Represents total of on-balance sheet loans, loans held for sale, securitized loans, and seller's interest

(2) Prior periods restated to conform with current period presentation; e.g. acquisitions, dispositions, loan purchases/sales, and reclassification

(3)  Annualized

--------------------------------------------------------------------------------

BANC ONE CORPORATION AND SUBSIDIARIES


                                                          QUARTERLY RESULTS
                                                         Three Months Ended
---------------------------------------------------------------------------------------------------------------------------
MANAGED CREDIT CARD DETAIL (1)                   March 31,      December 31,      September 30,      June 30,     March 31,
(millions) (unaudited)                             1998            1997               1997             1997         1997
---------------------------------------------------------------------------------------------------------------------------
Period end loans                - managed        $39,605.7        $40,793.3          $38,915.9       $36,151.9    $34,783.8
                                - securitized    (30,110.3)       (28,467.3)         (27,467.2)      (22,636.3)   (21,314.4)
                                - reported         9,495.4         12,326.0           11,448.7        13,515.6     13,469.4
                                -------------------------------------------------------------------------------------------
Average loans                   - managed         40,028.3         39,185.6           37,603.6        35,123.2     34,882.7
                                - securitized    (29,103.4)       (27,354.3)         (23,321.9)      (21,882.5)   (20,976.2)
                                - reported        10,924.9         11,831.3           14,281.7        13,240.7     13,906.5
                                -------------------------------------------------------------------------------------------
Net charge-offs    - amount     - managed            590.7            530.4              548.1           544.2        485.1
                                - securitized       (453.1)          (357.3)            (342.9)         (334.3)      (328.3)
                                - reported           137.6            173.1              205.2           209.9        156.8
                                -------------------------------------------------------------------------------------------
                   - rate       - managed             5.98%            5.37%              5.78%           6.22%        5.63%
                                - securitized         6.31%            5.18%              5.83%           6.13%        6.35%
                                - reported            5.11%            5.80%              5.70%           6.36%        4.57%
                                -------------------------------------------------------------------------------------------
Delinquency rate   - 30+ days   - managed             5.13%            5.16%              4.85%           4.76%        5.21%
                                - securitized         5.09%            5.23%              4.62%           4.83%        5.22%
                                - reported            5.26%            4.99%              5.41%           4.68%        5.20%
                                -------------------------------------------------------------------------------------------
                   - 90+ days   - managed             2.40%            2.29%              2.02%           2.11%        2.39%
                                - securitized         2.37%            2.34%              1.92%           2.15%        2.40%
                                - reported            2.47%            2.17%              2.27%           2.05%        2.35%
                                -------------------------------------------------------------------------------------------
Credit card charge volume       - managed         10,795.6         12,859.2           11,738.8        10,168.9      9,385.1
New accounts opened             - managed          2,005.9          2,405.5            2,285.6         2,209.9      1,237.8
Credit cards issued             - managed         40,062.2         40,502.8           38,738.0        37,739.0     37,994.8
Accounts on file                - managed         31,524.3         31,396.0           30,117.8        29,427.0     29,564.8

(1)  Includes credit card loans held for sale

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